O’Neill Law Group PLLC		435 Martin Street, Suite 1010
Blaine, WA 98230
Stephen F.X. O’Neill*	Christian I. Cu**	Telephone:	360-332-3300
Charles C. Hethey***	Brian S.R. O’Neill****	Facsimile:	360-332-2291

File #4455

August 12, 2011

CANYON COPPER CORP.
Suite 408, 1199 West Pender Street
Vancouver, British Columbia, Canada

Dear Sirs/Mesdames:

RE: CANYON COPPER CORP. (the "Company")
- Registration Statement on Form S-1

We have acted as counsel for the Company, in connection with the preparation of the Company’s Registration Statement on Form S-1 (the "Registration Statement") to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the resale by the selling security holders named in the Registration Statement (the “Selling Security Holders”) of 9,897,554 shares of the Company's common stock, consisting of: (a) 6,468,528 shares of the Company’s common stock (the “Shares”) currently held by certain Selling Security Holders, (b) 3,234,260 shares of the Company’s common stock (the “Warrant Shares”) issuable to certain Selling Security Holders upon exercise of certain share purchase warrants (the “Warrants”), (c) 129,844 shares of the Company’s common stock (the “Agent’s Option Shares”) issuable to certain Selling Security Holders upon exercise of certain options (the “Agent’s Options”) and (d) 64,922 shares of the Company’s common stock (the “Agent’s Warrant Shares”) issuable to certain Selling Security Holders upon exercise of warrants issuable on exercise of the Agent’s Options (the “Agent’s Warrants”).

In rendering the opinions set forth below, we have reviewed: (a) the Registration Statement; (b) the Company's Amended and Restated Articles of Incorporation, as amended; (c) the Company's Amended and Restated Bylaws; (d) certain records of the Company's corporate proceedings; and (e) such corporate and other documents, records, papers and certificates as we have deemed necessary for the purposes of rendering the opinions expressed herein. We have also relied, without investigation, upon an Officer’s Certificate executed by Anthony Harvey, the Chairman and Chief Executive Officer of the Company and by Benjamin Ainsworth, the President and Secretary of the Company.

Our opinions expressed herein are subject in all respects to the following assumptions, limitations and qualifications:

Canadian Affiliate:	O’Neill Law Corporation
Suite 950, 650 West Georgia Street, Box 11587, Vancouver, British Columbia, Canada V6B 4N8
Tel: (604) 687-5792 / Fax: (604) 687-6650

*Washington and British Columbia Bars; ** Nevada, Washington and British Columbia Bars;
*** New York and British Columbia Bars; **** Nevada and Washington Bars

O’Neill Law Group PLLC	2

          (a)        Our opinions are limited to the laws of the State of Nevada and the federal laws of the United States of America applicable thereto;

          (b)        We have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of the officers and directors of the Company, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (e) that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect;

          (c)        We have assumed that each of the statements made and certified in the Certificate provided by Mr. Harvey and Mr. Ainsworth were true and correct when made, have at no time since being made and certified become untrue or incorrect and remains true and correct on the date hereof; and

          (d)        We have assumed that at the time the Company is or becomes obligated to issue any Warrant Shares, Agent’s Option Shares and Agent’s Warrant Shares upon the exercise of the Warrants, the Agent’s Options and the Agent’s Warrants, respectively, under their respective terms and conditions, the Company will have adequate authorized and unissued shares of common stock to fulfill such obligations, and will be in good standing with the Nevada Secretary of State.

Based upon the foregoing, we are of the opinion that:

1.	The Shares are validly issued, fully paid and non-assessable shares of the Company’s common stock.

2.

The Warrant Shares, the Agent’s Option Shares, and the Agent’s Warrant Shares, when issued and delivered upon the exercise of the Warrants, the Agent’s Options and the Agent’s Warrants, respectively, and in each case in accordance with their respective terms and conditions, including the receipt by the Company of the full exercise price therefor, will be validly issued, fully paid and non-assessable shares of the Company’s common stock.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and in any amendment thereto.

Yours truly,

/s/ O'Neill Law Group PLLC

O’NEILL LAW GROUP PLLC